Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made and entered into as of the 8th day of August, 2013, by and between VILLAGE BANK AND TRUST FINANCIAL CORP., a Virginia corporation, hereinafter called the "Corporation", and WILLIAM G. FOSTER hereinafter called "Employee", and provides as follows:

RECITALS

WHEREAS, the Corporation is a bank holding company engaged in the operation of a bank; and

WHEREAS, Employee possesses managerial experience, knowledge, skills and expertise in such type of business; and

WHEREAS, the employment of Employee by the Corporation is in the best interests of the Corporation and Employee; and

WHEREAS, the parties have mutually agreed upon the terms and conditions of Employee's continued employment by the Corporation as hereinafter set forth;

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1.  Employment. (a) Employee shall be employed as the President of the Corporation and of its wholly owned subsidiary, Village Bank.  Subject to receipt of the prior permission of the Federal Deposit Insurance Corporation (“FDIC”) and Board of Governors of the Federal Reserve System (“Federal Reserve”) and the sole discretion of the Board of Directors of the Corporation, Employee will become the Chief Executive Officer of the Corporation and Village Bank on the six month anniversary of the date hereof or such later date chosen by the Board of Directors.  Until he is named Chief Executive Officer, Employee shall report to Thomas W. Winfree, the present Chief Executive Officer.  He shall perform such services for the Corporation and/or one or more Affiliates as may be assigned to Employee by the Corporation from time to time upon the terms and conditions hereinafter set forth.  Employee's services shall be rendered in a senior management or executive capacity and shall be of the type for which he is suited by background and training.  When and if he becomes Chief Executive Officer of the Corporation and Village Bank, Employee shall be named a director of the Corporation and Village Bank, subject to the prior permission of the FDIC and the Federal Reserve.

(b)           References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate.  References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Employee performs services.  References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.

Section 2.  Term.  The term of this Agreement shall begin on August 8, 2013 and shall terminate on August 7, 2016.  The term of this Agreement may be extended by mutual agreement of the parties at any time.

Section 3.  Exclusive Service.  Employee shall devote his best efforts and full time to rendering services on behalf of the Corporation in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to executive officers of banks.

Section 4.  Salary.  (a)  As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $200,000.00 payable in accordance with established payroll practices of the Corporation.  When and if Employee becomes the Chief Executive Officer of the Corporation and Village Bank, his annual salary shall increase to $250,000.

(b)           The Corporation shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and the Corporation.  The Corporation shall also withhold and remit to the proper party any amounts agreed to in writing by the Corporation and Employee for participation in any corporate sponsored benefit plans for which a contribution is required.

(c)           Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee's employment by the Corporation.

Section 5.  Corporate Benefit Plans/Other Benefits.  (a) Employee shall be entitled to participate in or become a participant in any employee benefit plan maintained by the Corporation for which he is or will become eligible on such terms as the Board of Directors may, in its discretion, establish, modify or otherwise change.

(b)           As of the date of this Agreement,

(i)	Employee shall become a participant in the Village Bank Supplemental Executive Retirement Plan with an annual benefit of $50,000 for 15 years;

(ii)
Employee shall be granted restricted stock awards in an amount equal to $100,000, based on the market price of the Corporation’s common stock on such date, under the Corporation’s Incentive Plan; such awards will vest 25% each on the first and second anniversaries of this Agreement and 50% on the third anniversary;

(iii)	shall participate in all benefits plans available to senior executives of the Corporation.

(c)           When and if the Employee becomes Chief Executive Officer, he will have Short Term and Long Term Performance Incentive Targets each equal to 25% of base compensation.

(d)           The Corporation shall provide Employee with a cell phone for his business and personal use, and an automobile allowance of $500.00 per month.

Section 6.  Expense Account.  The Corporation shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Corporation's business.  Such expenses will include business meals, out-of-town lodging and travel expenses. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement.  The Corporation agrees to make prompt payment to Employee following receipt and verification of such reports.

Section 7.  Personal and Sick Leave.  Employee shall be entitled to the same personal and sick leave as the Board of Directors may from time to time designate for all full-time employees of the Corporation.

Section 8.  Vacations.  Employee shall be entitled to four weeks of vacation in each calendar year during which Employee’s compensation hereunder shall continue to be paid.

Section 9. Termination. (a)  Notwithstanding the termination of Employee's employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.  In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligations of Employee under Sections 10 and 11.  The existence of any claim or cause of action of the Employee against the Corporation, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Corporation of the restrictions, covenants and agreements contained in this Agreement.

(b)  Employee's employment hereunder may be terminated by either party upon thirty (30) days written notice to the other or at any time by mutual agreement in writing.  It shall not constitute a breach of this Agreement for the Corporation to suspend Employee’s duties and to place Employee on a paid leave during the notice period.

(c)  This Agreement shall terminate upon death of Employee.  In such event the Corporation shall pay to the estate of Employee the salary which otherwise would be payable to Employee through the end of the month in which his death occurs and any other amounts due the Employee as of the date of his death.

(d)           The Corporation shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately.  Termination for “Cause” shall include termination for Employee’s failure, neglect or refusal to perform his duties and responsibilities without the same being corrected after ten days prior written notice or termination because of his personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Corporation’s assets (determined on a reasonable basis) or those of  its Affiliates, or material breach of any other provision of this Agreement.  Any notice given under this subsection shall state that it is a notice pursuant to Section 9(d) of this Agreement and shall set forth the Board's complaints in detail sufficient to allow Employee to understand and, to the extent such complaints relate to Employee’s failure, neglect or refusal to perform his duties and responsibilities, correct them.  In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall be paid for all time worked, but thereafter have no right to receive compensation or other benefits under this Agreement.

(e)           The Corporation may terminate Employee's employment under this Agreement, after having established the Employee's disability by giving to Employee written notice of its intention to terminate his employment for disability and his employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee's disability has been established pursuant to the definition of "disability" set forth below).  For purposes of this Agreement, "disability" means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee.  Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

(f)  This Agreement does not provide for or entitle Employee to receive any compensation on account of or on or after the termination of his employment.  Such matters may be covered in one or more separate agreements between the Corporation and the Employee.

Section 10.  Confidentiality/Nondisclosure.  Employee covenants and agrees that any and all information maintained as confidential by the Corporation concerning the customers, businesses and services of the Corporation of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of the Corporation.  Such information shall expressly include, but shall not be limited to, information concerning the Corporation's trade secrets, business operations, business records, customer lists or other confidential customer information.  Upon termination of employment Employee shall deliver to the Corporation all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services.  This Section 10 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.

Section 11.  Restrictive Covenants.  During the term of this Agreement and throughout any further period that he is an officer or employee of the Corporation, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Corporation or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) solicit, or assist any other person or business entity in soliciting, any Customer of the Corporation to make deposits in or to become customers of any other financial institution where the intent or effect of such solicitation is to divert business from the Corporation or its Affiliates; or (ii) induce any individuals to terminate their employment with the Corporation or its Affiliates.  For purposes of this Section 11, the term “Customer” means any individual or entity to whom or to which the Corporation provided deposit or other financial products or services within two years of the date on which Employee’s employment is terminated.  The parties intend that the covenants and restrictions in this Section 11 be enforceable against Employee regardless of the reason that his employment by the Corporation may terminate and that such covenants and restrictions shall be enforceable against Employee even if this Agreement expires at the end of its term.

Section 12.  Injunctive Relief, Damages, Etc.  Employee agrees that given the nature of the positions held by Employee with the Corporation, that each and every one of the covenants and restrictions set forth in Sections 10 and 11 above are reasonable in scope, length of time and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 10 or 11 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys' fees, incurred by the Corporation as a result of taking action to enforce, or recover for any breach of, Section 10 or Section 11. The covenants contained in Sections 10 and 11 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law.  In addition, notwithstanding anything in this Agreement to the contrary, if Employee breaches Section 10 or 11 of this Agreement, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Agreement or any Severance and Change of Control Agreement or similar agreement between Employee and the Corporation as may be in effect from time to time.

Section 13.  Binding Effect/Assignability.  This Employment Agreement shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee.

Section 14.  Governing Law.  This Employment Agreement shall be subject to and construed in accordance with the laws of Virginia.

Section 15.  Invalid Provisions.  The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 16.  Notices.  Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Employee to his last known address.

Section 17.  Entire Agreement.

(a)  This Employment Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b)           This Employment Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 18.  Amendment and Waiver.  This Employment Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.  No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 19.  Captions.  The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 20.  Code Section 409A.  This Employment Agreement is intended to satisfy the requirements of Code Section 409A, the 409A Regulations, and other guidance, including transition rules, issued thereunder.  Each provision and term of this Employment Agreement should be interpreted accordingly, but if any provision or term would be prohibited by or inconsistent with Code Section 409A, the 409A Regulations, or such other guidance, the parties agree that such provision or term may be amended to the extent necessary to comply with or qualify for an exemption from Code Section 409A, the 409A Regulations, and such other guidance, in a manner determined by independent counsel selected by the Corporation and reasonably acceptable to Employee.

Section 21.                      Regulatory Requirements.  Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Corporation (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a)  such payment or action is prohibited by any governmental agency having jurisdiction over the Corporation or any of its subsidiaries (hereinafter referred to as “Regulatory Authority”) because the Corporation or any of its subsidiaries is declared by such Regulatory Authority to be troubled, insolvent, in default or operating in an unsafe or unsound matter; or

(b)  such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Corporation, including, without limitation, the Emergency Economic Stabilization Act of 2008, as amended, and the Federal Deposit Insurance Act, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

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IN WITNESS WHEREOF, the Corporation has caused this Employment Agreement to be signed by its duly authorized officer and Employee has hereunto set his hand and seal on the 8th day of August, 2013.

VILLAGE BANK AND TRUST FINANCIAL CORP.

By:	/s/ Craig D. Bell
Craig D. Bell
Chairman of the Board of Directors

ATTEST:

/s/ Stacie Kelleher

EMPLOYEE.

/s/ William G. Foster	(SEAL)
William G. Foster

ATTEST:

/s/ Thomas W. Winfree